Exhibit 99.1

OceanTech Acquisitions I Corp. Confirms Funding to Extend Period to Consummate Initial Business Combination

New York – May 18, 2023 – OceanTech Acquisitions I Corp. (the “Company”) (Nasdaq: OTEC/OTECU OTECW), a special purpose acquisition company, today announced that, the Company and its sponsor, Aspire Acquisition LLC (the “Sponsor”), entered into an unsecured, interest-free promissory note (the “Loan”), under which the Sponsor agreed to loan the Company up to $360,000 for up to twelve 1-month extensions of the time the Company has to complete its initial business combination under its charter (the “Extensions”). In connection with the Extensions, the Company would be required to deposit into its trust account held for public shareholders $30,000 for each 1-month extension (the “Extension Payments”).

The Company also announced that it filed an amendment (the “Amendment”) to its Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on May 10, 2023 (the “Extension Proxy”). The Amendment amends and restates in its entirety the Extension Proxy for the purposes of (i) revising the Extension Amendment Proposal (as defined therein) to clarify the requirements for the Extension Payments and that the Loan will fund the Extension Payments, and (ii) setting the approximate price per share to be paid for redemptions at $10.82 per share. Other than the foregoing, no other changes have been made to the Extension Proxy.

Contacts

Investor Relations

Lena Cati

The Equity Group, Inc.

(212) 836-9611

lcati@equityny.com